EXHIBIT 23.0

Consent of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of
FLIR Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-95248, 333-102992, 333-125822, 333-160127, 333-176972 and 333-206204) on Form S-8 and No. 333-211275 on Form S-3 of FLIR Systems, Inc. and subsidiaries (the Company) of our reports dated February 27, 2019, with respect to the consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2018 and related notes, (collectively the consolidated financial statements) and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 Annual Report on Form 10-K of the Company.
Our report on the consolidated financial statements refers to a change in accounting for revenue recognition and the income tax impact of intra-entity transfers in 2018 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers and Accounting Standards Update 2016-16, Income Taxes (Topic 740): Intra-entity Transfers of Assets Other Than Inventory, respectively.

/s/ KPMG LLP

Portland, Oregon
February 27, 2019